FIRST CAPITAL, INC. REPORTS QUARTERLY EARNINGS INCREASE

Corydon, Indiana--(BUSINESS WIRE)—April 25, 2014.  First Capital, Inc. (NASDAQ:  FCAP) (the “Company”), the holding company for First Harrison Bank (the “Bank”), today reported net income of $1.3 million or $0.47 per diluted share for the quarter ended March 31, 2014, compared to $1.2 million or $0.43 per diluted share for the quarter ended March 31, 2013. The increase in net income is primarily due to an increase in net interest income after provision for loan losses.

Net interest income after provision for loan losses increased $311,000 for the quarter ended March 31, 2014 as compared to the same prior year period.  Interest income decreased $74,000 when comparing the periods as the average tax-equivalent yield on interest-earning assets decreased from 4.48% for the three-month period ended March 31, 2013 to 4.44% for the same period in 2014 and the average balance of interest-earning assets decreased from $422.4 million to $420.3 million when comparing the same two periods.  The decrease in the average balance was primarily due to decreases in investment securities and federal funds sold partially offset by an increase in loans receivable.  Interest expense decreased $160,000 when comparing the periods as the average cost of interest-bearing liabilities decreased from 0.53% to 0.36% and the average balance of interest-bearing liabilities decreased from $343.8 million to $335.6 million, primarily due to a decrease in time deposits partially offset by increases in the average balance of savings accounts and interest-bearing demand deposits.  As a result, the interest-rate spread increased from 3.95% for the quarter ended March 31, 2013 to 4.08% for the same period in 2014.  The provision for loan losses decreased from $250,000 for the quarter ended March 31, 2013 to $25,000 for the quarter ended March 31, 2014 primarily due to a decrease in net charge-offs from $194,000 during the quarter ended March 31, 2013 to a net recovery of $65,000 during the same period in 2014.

Noninterest income decreased $183,000 for the three months ended March 31, 2014 as compared to the same period in 2013.  Gains on the sale of loans and commission income decreased $116,000 and $41,000, respectively, when comparing the two periods.  The decrease in the gains on the sale of loans is primarily due to the overall slowdown in mortgage activity in the Bank’s primary lending market.

Noninterest expense decreased $23,000 for the three months ended March 31, 2014 as compared to the three months ended March 31, 2013, due primarily to a decrease in other operating expenses partially offset by an increase in compensation and benefits expense.  Other operating expenses decreased $129,000 primarily due to reductions in costs associated with the maintenance and disposal of other real estate owned and losses on ATM and debit cards.  During the quarter ended March 31, 2013, the card processing system of a local business was compromised.  The Bank reimbursed all of its customers for any fraudulent charges as a result of the breach, which resulted in losses totaling $54,000 during the quarter.  Compensation and benefits expense increased $84,000 for the three months ended March 31, 2014 as compared to the same period in 2013 primarily due to normal increases in salaries and employee benefits.

Total assets increased $4.5 million to $448.9 million at March 31, 2014 compared to $444.4 million at December 31, 2013.  Total assets increased primarily due to an increase of $7.8 million in cash and cash equivalents.  This increase was partially offset by decreases of $1.3 million and $1.1 million in net loans receivable and loans held for sale, respectively.  Deposits increased $9.3 million to $383.1 million at March 31, 2014 which was partially offset by the repayment of $5.5 million of advances from the Federal Home Loan Bank during the quarter ended March 31, 2014.  Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, troubled debt restructurings on accrual status, and foreclosed real estate) decreased from $7.6 million at December 31, 2013 to $7.0 million at March 31, 2014.

At March 31, 2014, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

First Harrison Bank currently has thirteen offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem and Lanesville.  Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank’s website at www.firstharrison.com.  First Harrison Bank, through its business arrangement with Investment Centers of America, member SIPC, continues to offer non FDIC insured investments to complement the Bank’s offering of traditional banking products and services.  You can also follow us now on Facebook.

This release may contain forward-looking statements within the meaning of the federal securities laws.  These statements are not historical facts; rather, they are statements based on the Company’s current expectations regarding its business strategies and their intended results and its future performance.  Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions.

Forward-looking statements are not guarantees of future performance.  Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact:
Chris Frederick
Chief Financial Officer
812-734-3464

FIRST CAPITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)

	Three Months Ended
	March 31,
OPERATING DATA	2014	2013
(Dollars in thousands, except per share data)

Total interest income	$4,502	$4,576
Total interest expense	298	458
Net interest income	4,204	4,118
Provision for loan losses	25	250
Net interest income after provision for loan losses	4,179	3,868

Total non-interest income	979	1,162
Total non-interest expense	3,299	3,322
Income before income taxes	1,859	1,708
Income tax expense	559	511
Net income	1,300	1,197
Less net income attributable to the noncontrolling interest	3	3
Net income attributable to First Capital, Inc.	$1,297	$1,194

Net income per share attributable to First Capital, Inc. common shareholders:
Basic	$0.47	$0.43

Diluted	$0.47	$0.43

Weighted average common shares outstanding:
Basic	2,784,088	2,784,997

Diluted	2,784,088	2,784,997

OTHER FINANCIAL DATA

Cash dividends per share	$0.21	$0.20
Return on average assets (annualized)	1.16%	1.05%
Return on average equity (annualized)	9.60%	8.99%
Net interest margin	4.15%	4.04%
Interest rate spread	4.08%	3.95%
Net overhead expense as a percentage of average assets (annualized)	2.94%	2.92%

	March 31,	December 31,
BALANCE SHEET INFORMATION	2014	2013
(Dollars in thousands)

Cash and cash equivalents	$18,888	$11,136
Interest-bearing time deposits	4,425	4,425
Investment securities	108,601	108,771
Gross loans	292,235	293,428
Allowance for loan losses	5,011	4,922
Earning assets	414,156	407,211
Total assets	448,887	444,384
Deposits	383,088	373,830
FHLB debt	0	5,500
Repurchase agreements	8,832	9,310
Stockholders' equity, net of noncontrolling interest	54,528	53,227
Non-performing assets:
Nonaccrual loans	4,747	5,256
Accruing loans past due 90 days	182	227
Foreclosed real estate	249	466
Troubled debt restructurings on accrual status	1,836	1,662
Regulatory capital ratios (Bank only):
Tier I - adjusted total assets	10.94%	10.89%
Tier I - risk based	15.30%	14.86%
Total risk-based	16.55%	16.11%